Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

KALLO INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

15 Allstate Parkway, Suite 600
Markham, Ontario
Canada   L3R 5B4
(416) 246-9997
(Address of Principal and Telephone Number of Executive Offices)

2012 Non-Qualified Stock Option Plan
(Full title of the plans)

The Corporation Trust Company of Nevada
6100 Neil Road
Suite 500
Reno, Nevada  89511
(Name and address of agent for service)

(775) 688-3061
(Telephone number, including area code, of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington  99201
(509) 624-1475

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate	Amount of
Securities to be Registered	Registered (1)	Share	Offering Price (2)	Registration Fee
Common Stock, par value $0.00001 per share	50,000,000	$0.04	$2,000,000	$229.20

(1)         Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Kallo Inc., a Nevada corporation (the “Company” or the “Registrant”), and the Kallo Inc. 2012 Non-Qualified Stock Option Plan (the “Plan”) relating to 50,000,000 shares of its Common Stock, par value $0.00001 per share (the “Common Stock”), to be offered and sold to accounts of eligible persons of the Company under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a)	Our last Form 10-K filed with the Securities and Exchange Commission (“SEC”).

b)	All other reports, proxy statements and information statements filed subsequent to the foregoing Form 10-K to pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

ITEM 4.           DESCRIPTION OF SECURITIES.

Common Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividends have been paid on our common shares since inception, and none is contemplated in the foreseeable future.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Transfer Agent

Our transfer agent is Pacific Stock Transfer Company, 4045 South Spenser Street, Suite 403, Las Vegas, Nevada 89119. Its telephone number is (702) 361-3033.

ITEM 5.           INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to our articles of incorporation and the laws of the state of Nevada, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.           EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.           EXHIBITS.

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith
2.1	Articles of Merger.	8-K	1/21/11	2.1

3.1	Articles of Incorporation.	SB-2	3/05/07	3.1

3.2	Bylaws.	SB-2	3/05/07	3.2

4.1	Specimen Stock Certificate.	SB-2	3/05/07	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Option Agreement.	SB-2	3/05/07	10.1

10.2	Lease Agreement.	SB-2	3/05/07	10.1

10.3	Agreement with Rophe Medical Technologies Inc. dated December 11, 2009.	10-K	3/31/10	10.2

10.4	Amended Agreement with Rophe Medical Technologies Inc. dated December 18, 2009.	10-K	3/31/10	10.3

10.5	Amended Agreement with Rophe Medical Technologies Inc. dated March 16, 2010.	10-K	3/31/10	10.4

10.6	Investment Agreement with Kodiak Capital Group, LLC.	S-1	5/24/10	10.5

10.7	Registration Rights Agreement with Kodiak Capital Group, LLC.	S-1	5/24/10	10.6

10.8	Consulting Agreement with Ten Associate LLC.	S-1	5/24/10	10.7

10.9	Employment Agreement with Leonard Steinmetz.	S-1	5/24/10	10.8

10.10	Employment Agreement with Samuel Baker.	S-1	5/24/10	10.9

10.11	Employment Agreement with John Cecil.	S-1	5/24/10	10.10

10.12	Employment Agreement with Mary Kricfalusi.	S-1	5/24/10	10.11

10.13	Employment Agreement with Vince Leitao.	S-1	5/24/10	10.12

10.14	Amended Consulting Agreement with Ten Associate LLC dated October 5, 2010.	8-K	10/14/10	10.13

10.15	Agreement with Jarr Capital Corp.	8-K	11/17/10	10.1

10.16	Agreement with Mary Kricfalusi.	8-K	11/19/10	10.1

10.17	Agreement with Herb Adams.	8-K	11/19/10	10.2

10.18	North American Authorized Agency Agreement with Advanced Software Technologies, Inc.	8-K	12/16/10	10.1

10.19	Amended Agreement with Jarr Capital Corp.	8-K	2/22/11	10.1

10.20	Termination of Employment Agreement with John Cecil.	8-K	2/22/11	10.2

10.21	Termination of Employment Agreement with Vince Leitao.	8-K	2/22/11	10.3

10.22	Termination of Employment Agreement with Samuel Baker.	8-K	2/22/11	10.4

10.23	Services Agreement with Buchanan Associates Computer Consulting Ltd.	10-K	5/18/11	10.1

10.24	Equipment Lease Agreement with Buchanan Associates Computer Consulting Ltd.	10-K	5/18/11	10.2

10.25	Agreement with Mansfield Communications Inc.	10-K	5/18/11	10.3

10.26	Agreement with Watt International Inc.	10-K	5/18/11	10.4

10.27	Pilot EMR Agreement with Nexus Health Management Inc.	10-K	5/18/11	10.5

10.28	2011 Non-Qualified Stock Option Plan.	S-8	6/27/11	10.1

10.29	Multimedia Contractual Agreement with David Miller.	8-K	10/28/11	10.1

10.30	Strategic Alliance Agreement with Petro Data Management Services Limited and Gateway Global Fabrication Ltd.	8-K	11/02/11	10.1

10.31	Independent Contractor Agreement with Savers Drug Mart.	8-K	1/26/12	10.1

10.32	2012 Non-Qualified Stock Option Plan.				X

14.1	Code of Ethics.	10-K	4/15/08	14.1

16.1	Letter from Kempisty & Company.	8-K	10/27/09	16.1

16.2	Letter from MaloneBailey, LLP.	8-K	3/02/11	16.1

21.1	List of Subsidiary Companies.	10-K	3/31/10	21.1

23.1	Consent of Schwartz Levitsky Feldman LLP.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Audit Committee Charter.	10-K	4/15/08	99.1

99.2	Disclosure Committee Charter.	10-K	4/15/08	99.2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-8 Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 4th day of September, 2012.

KALLO INC.
(the “Registrant”)

BY:	JOHN CECIL
John Cecil
Principal Executive Officer, Principal Financial
Officer, Principal Accounting Officer, and a Chairman of the Board of Directors

BY:	VINCE LEITAO
Vince Leitao
President, Chief Operating Officer and a member of the Board of Directors

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

JOHN CECIL	Principal Executive Officer, Principal Financial	September 4, 2012
John Cecil	Officer, Principal Accounting Officer and
Chairman of the Board of Directors

VINCE LEITAO	President, Chief Operating Officer and a member	September 4, 2012
Vince Leitao	of the Board of Directors

SAMUEL BAKER	Corporate Secretary and a member of the Board	September 4, 2012
Samuel Baker	of Directors

LLOYD A. CHIOTTI	Member of the Board of Directors	September 4, 2012
Lloyd A. Chiotti

EXHIBIT INDEX

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith
2.1	Articles of Merger.	8-K	1/21/11	2.1

3.1	Articles of Incorporation.	SB-2	3/05/07	3.1

3.2	Bylaws.	SB-2	3/05/07	3.2

4.1	Specimen Stock Certificate.	SB-2	3/05/07	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Option Agreement.	SB-2	3/05/07	10.1

10.2	Lease Agreement.	SB-2	3/05/07	10.1

10.3	Agreement with Rophe Medical Technologies Inc. dated December 11, 2009.	10-K	3/31/10	10.2

10.4	Amended Agreement with Rophe Medical Technologies Inc. dated December 18, 2009.	10-K	3/31/10	10.3

10.5	Amended Agreement with Rophe Medical Technologies Inc. dated March 16, 2010.	10-K	3/31/10	10.4

10.6	Investment Agreement with Kodiak Capital Group, LLC.	S-1	5/24/10	10.5

10.7	Registration Rights Agreement with Kodiak Capital Group, LLC.	S-1	5/24/10	10.6

10.8	Consulting Agreement with Ten Associate LLC.	S-1	5/24/10	10.7

10.9	Employment Agreement with Leonard Steinmetz.	S-1	5/24/10	10.8

10.10	Employment Agreement with Samuel Baker.	S-1	5/24/10	10.9

10.11	Employment Agreement with John Cecil.	S-1	5/24/10	10.10

10.12	Employment Agreement with Mary Kricfalusi.	S-1	5/24/10	10.11

10.13	Employment Agreement with Vince Leitao.	S-1	5/24/10	10.12

10.14	Amended Consulting Agreement with Ten Associate LLC dated October 5, 2010.	8-K	10/14/10	10.13

10.15	Agreement with Jarr Capital Corp.	8-K	11/17/10	10.1

10.16	Agreement with Mary Kricfalusi.	8-K	11/19/10	10.1

10.17	Agreement with Herb Adams.	8-K	11/19/10	10.2

10.18	North American Authorized Agency Agreement with Advanced Software Technologies, Inc.	8-K	12/16/10	10.1

10.19	Amended Agreement with Jarr Capital Corp.	8-K	2/22/11	10.1

10.20	Termination of Employment Agreement with John Cecil.	8-K	2/22/11	10.2

10.21	Termination of Employment Agreement with Vince Leitao.	8-K	2/22/11	10.3

10.22	Termination of Employment Agreement with Samuel Baker.	8-K	2/22/11	10.4

10.23	Services Agreement with Buchanan Associates Computer Consulting Ltd.	10-K	5/18/11	10.1

10.24	Equipment Lease Agreement with Buchanan Associates Computer Consulting Ltd.	10-K	5/18/11	10.2

10.25	Agreement with Mansfield Communications Inc.	10-K	5/18/11	10.3

10.26	Agreement with Watt International Inc.	10-K	5/18/11	10.4

10.27	Pilot EMR Agreement with Nexus Health Management Inc.	10-K	5/18/11	10.5

10.28	2011 Non-Qualified Stock Option Plan.	S-8	6/27/11	10.1

10.29	Multimedia Contractual Agreement with David Miller.	8-K	10/28/11	10.1

10.30	Strategic Alliance Agreement with Petro Data Management Services Limited and Gateway Global Fabrication Ltd.	8-K	11/02/11	10.1

10.31	Independent Contractor Agreement with Savers Drug Mart.	8-K	1/26/12	10.1

10.32	2012 Non-Qualified Stock Option Plan.				X

14.1	Code of Ethics.	10-K	4/15/08	14.1

16.1	Letter from Kempisty & Company.	8-K	10/27/09	16.1

16.2	Letter from MaloneBailey, LLP.	8-K	3/02/11	16.1

21.1	List of Subsidiary Companies.	10-K	3/31/10	21.1

23.1	Consent of Schwartz Levitsky Feldman LLP.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Audit Committee Charter.	10-K	4/15/08	99.1

99.2	Disclosure Committee Charter.	10-K	4/15/08	99.2